Diane Dayhoff
Staff Vice President Finance
1600 Smith Street, HSQII
Houston, Texas 77002

October 17, 2002

Dear Investors and Analysts:

Today Continental reported a third quarter net loss of $37 million ($0.58 diluted loss per share) and operating income of $46 million ($0.72 operating income per share).

Continental ended the third quarter with approximately $1.3 billion in cash and short-term investments. We anticipate that our cash balance at year-end 2002 will be approximately $1 billion assuming no additional financings or sale of ExpressJet stock. We are estimating our fourth quarter operating cash burn to average about $1.5 million a day. On an "all-in" basis, which includes principal payments and capital expenditures, we are estimating cash burn will be approximately $3 million a day.

We are on track to achieve pre-tax contributions of approximately $80 million this year from our recently announced revenue-generating and cost-reduction initiatives. We are pleased with the performance of these initiatives thus far and they were a large driver behind our better than expected cost performance in the third quarter.

We expect that, once fully implemented, the incremental net pre-tax contribution of Delta and its partners to our Northwest/Continental Alliance will be approximately $50 to $75 million. This takes into account the impact of the approved United/US Airways Alliance.

We are continuing to alter our capacity to match demand. For the fourth quarter we have reduced year-over-year domestic capacity growth to 4% and mainline system capacity growth to 7%. Updated guidance for several operating and financial statistics for fourth quarter 2002, full year 2002 and 2003 can be found on Attachment A.

Continental ended the quarter with 366 jet aircraft (excluding regional jets) in service. A copy of our Fleet Plan for 2002 and 2003 is attached (Attachment B).

Please visit our website at continental.com for other information regarding Continental Airlines. If you should have any questions regarding this information, please do not hesitate to contact us.

Sincerely,

Diane Dayhoff

This letter contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2001 10-K and its other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the Company will be able to achieve the pre-tax contributions from the revenue generating and cost-reducing initiatives discussed in this letter, which will depend, among other matters, on customer acceptance and competitor actions.